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                                                                           56408


                              FORBEARANCE AGREEMENT


         THIS FORBEARANCE AGREEMENT is made as of June 5, 1998 by and among TEXFI INDUSTRIES, INC., a Delaware corporation (the "Borrower"), BANKBOSTON, N.A., THE CIT GROUP/COMMERCIAL SERVICES, INC. and NATIONAL BANK OF CANADA (the "Lenders") and BANKBOSTON, N.A., as the agent (the "Agent") for the Lenders.

                              Preliminary Statement

         The Borrower, the Lenders and the Agent are parties to an Amended and Restated Loan and Security Agreement dated as of December 19, 1997 (the "Loan Agreement", terms defined therein and not otherwise defined herein being used herein as therein defined).

         Events of Default have occurred and are continuing under the Loan Agreement. Specifically, the Loan Agreement requires (1) maintenance of $2 million of Availability at all times, (2) that EBITDA for the first two Fiscal Quarters of Fiscal Year 1998 (ended May 2, 1998) be at least $7 million and (3) that the ratio of Adjusted Operating Cash Flow to Total Debt Service for the first two Fiscal Quarters of Fiscal Year 1998 (ended May 2, 1998) be not less than 0.80 to 1. Availability was less than $2 million for a period of approximately 10 days during the month of May 1998; as of the date of this Agreement, financial statements for the first two Fiscal Quarters of Fiscal Year 1998 submitted to the Agent and the Lenders by the Borrower reflect EBITDA for such period of $4.73 million and a ratio of Adjusted Operating Cash Flow to Total Debt Service for such period of 0.51 to 1. The Agent has notified the Borrower in writing of the foregoing Events of Default. In addition, the Borrower intends to write off in full the Rival Note and to restate certain of its financial statements as a result of such write off. Additional Events of Default may occur solely as a result of such write off and restatement, although the Borrower does not anticipate any specific additional Events of Default. All Events of Default referred to in this paragraph, whether existing or potential, and any continuation or repetition of such Events of Default, are referred to hereinafter as the "Forbearance Defaults."

         The Borrower has requested, and the Lenders and the Agent have agreed, upon and subject to all of the terms, conditions and provisions of this Agreement, to forbear for a specified period from exercising the various rights and remedies available to the Lenders and the Agent when an Event of Default has occurred and is continuing under the Loan Agreement.
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         Accordingly, in consideration of the Loans, the mutual undertakings hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         Section 1. Acknowledgments and Agreements by Borrower. The Borrower acknowledges and agrees that:

         (a) Events of Default have occurred and now exist under the Loan Documents and are continuing;

         (b) The Loan Documents executed and delivered by the Borrower are the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms;

         (c) The Security Interest granted by the Borrower to the Agent in the Collateral is a duly perfected, first priority Lien, subject only to Permitted Liens; and

         (d) All of the Secured Obligations are absolutely due and owing by the Borrower to the Lenders and the Agent without any defense, deduction, offset or counterclaim.

         Section 2. Agreement to Forbear. The Agent and the Lenders agree that during the Forbearance Period (as hereinafter defined) they will not, solely by reason of the Forbearance Defaults, exercise any right or remedy available to them upon default by the Borrower, other than as expressly set forth in this Agreement. Further, during the Forbearance Period the Lenders may continue in their discretion to make Revolving Credit Loans to the Borrower in accordance with the provisions of the Loan Agreement except as modified as follows:

         (a) In no event shall the aggregate outstanding principal amount of Revolving Credit Loans exceed $31 million;

         (b) The excess of the Borrowing Base plus the amount available to be drawn under the letter of credit referred to in Section 3(d) over the sum of the aggregate outstanding principal amount of Revolving Credit Loans plus the aggregate amount of issued checks of the Borrower not yet presented for payment, shall be at least $1 million at all times;

         (c) Notwithstanding any contrary provision of any notice or other communication by the Agent to the Borrower prior to the date hereof, interest shall be payable from and after June 1, 1998 until the end of the Forbearance Period on all Loans and, to the extent permitted by Applicable Law, on all other Secured Obligations, at the rate otherwise applicable pursuant to Section 5.1 of the Loan Agreement, plus 0.50%, payable on demand or, if no demand is made, monthly on the first day of each month;


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         (d) No repayments of principal of the Term Loan shall be required to be made prior to July 24, 1998; and

         (e) In addition to the other reports and notices required by the Loan Agreement, the Borrower shall provide to the Agent (i) before the close of business on each Business Day, a report of sales and collections for the preceding Business Day and (ii) not later that Tuesday of each week, a cash budget for the 90-day period beginning on the preceding Monday including at least budgeted sales, collections, cash receipts and disbursements, accounts receivable and accounts payable balances, inventory, and Loan balance and availability under the Revolving Credit Facility, on a weekly basis, such reports to be in form satisfactory to the Agent.

"Forbearance Period" means the period beginning on the date hereof and ending on the earlier of July 24, 1998 and the date on which any Forbearance Condition (as hereinafter defined) fails or ceases to be satisfied.

         Section 3. Forbearance Conditions. The following conditions shall constitute the "Forbearance Conditions":

         (a) The Borrower shall timely perform all of its obligations under this Agreement;

         (b) No Default or Event of Default, other than the Forbearance Defaults shall occur or be continuing;

         (c) No payments shall be made by the Borrower after the date of this Agreement to Mentmore or any other Affiliate of the Borrower, provided that the Borrower may reimburse Mentmore for out-of-pocket costs and expenses incurred in the ordinary course of Mentmore's provision of services to the Borrower, up to a maximum amount of such reimbursement during the Forbearance Period of $20,000;

         (d) On or before June 10, 1998, Mentmore or another Affiliate of the Borrower acceptable to the Lenders in their reasonable judgment, shall have executed and delivered a guaranty agreement in form and substance satisfactory to the Lenders, the Agent and such the guarantor thereunder, guaranteeing the Secured Obligations to the extent of $1,000,000 and expressly recognizing and confirming the subrogation rights of such guarantor, and shall have obtained for the benefit of and delivered to the Agent, a standby letter of credit in the face amount of $1,000,000 as security for such guaranty, drawings under which shall be available upon presentation by the Agent to the issuer of such letter of credit certifying that the Secured Obligations are due and payable and unpaid after demand upon guarantor at least to the extent of the amount of the requested drawing, and which shall otherwise be in form acceptable to the Agent;

         (e) The Borrower shall, and shall demonstrate to the Agent's satisfaction from time to time upon request by the Agent that the Borrower does, timely deduct from the


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wages of its employees all payroll taxes and make timely and proper deposits of all payroll and other "trust fund" taxes;

         (f) The Borrower shall have established, as promptly as practicable after the date hereof, a Lockbox with BankBoston to which payments of certain Receivable can be deposited;

         (g) A comparison of the Borrower's results of operations and financial condition during the period from May 15, 1998 through any comparison date on or prior to July 31, 1998 to the business plan dated May 15, 1998 (adjusted for the increase in the interest rate applicable to the Loans as provided in Section 2(c)) submitted by the Borrower to the Agent and the Lenders (the "Business Plan") for the same period, shall not result in any material adverse variance; and

         (h) Not later than June 26, 1998, a crisis consultant, turnaround manager or other similar, independent, qualified professional or firm acceptable to the Lenders in their reasonable judgment shall have been retained by the Borrower (including as an independent contractor, at the Borrower's election) to consult with it as needed and to assist it in fulfilling the Business Plan and implementing a turnaround plan, including handling creditor relationships.

         Section 4. Forbearance Terminated. If any one or more of the Forbearance Conditions is not satisfied, the agreement of the Lenders and the Agent to forbear as set forth in Section 2 shall, at the election of the Required Lenders, terminate without notice to the Borrower, and the Lenders and the Agent shall thereupon have and may exercise from time to time all of the remedies available to them under the Loan Documents and Applicable Law by reason of the existence of continuing Events of Default.

         Section 5. Representations and Warranties of Borrower. The Borrower hereby represents and warrants to the Agent and the Lenders that:

         (a) The Borrower has no knowledge of any Defaults or Events of Default existing under the Loan Documents other than the Forbearance Defaults;

         (b) Subject to such existing Events of Default, the representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects on the date of this Agreement;

         (c) The Borrower has the power and authority and has taken all necessary steps to authorize it to execute, deliver and perform its obligations under this Agreement in accordance with its terms, this Agreement has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms; and

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         (d) The execution, delivery and performance by the Borrower of this
Agreement does not require any Governmental Approval, violate any Applicable Law, conflict with or result in a breach of the Borrower's certificate of incorporation or by-laws, or conflict with or result in a breach of or constitute a default under any material provisions of any indenture, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property may be bound or any Governmental Approval applicable to the Borrower or its property.

         Section 6. Application of Proceeds. The Borrower hereby agrees, any provision of the Loan Agreement or any other Loan Document to the contrary notwithstanding, that as between the Borrower, on one hand, and the Agent and the Lenders on the other, the Agent shall have the right to apply and reapply any and all Collateral, proceeds thereof, other amounts received by the Agent for application to the Secured Obligations and any property of the Borrower at any time in the possession of the Agent or any Lender or any Affiliate of the Agent or any Lender to the payment of the Secured Obligations in any order that the Agent in its sole and absolute discretion may determine from time to time.

         Section 7. Governing Law; General Provisions. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (without reference to conflict of laws principles).

         (b) This Agreement may be executed in any number of copies and by the parties on separate copies, all of which taken together shall constitute a single agreement.

         (c) Captions of Sections, subsections, schedules or exhibits herein or attached hereto are for convenience of reference only and shall not be considered in interpreting or construing any provision of this Agreement and its attachments.

         (d) The parties to this Agreement do not intend to create, and no provision hereof shall be deemed to have created, any rights in favor of any Person not a party to this Agreement.

         (e) This Agreement may not be amended or otherwise modified except in writing, signed by the parties to this Agreement.

         (f) This Agreement is not intended to be, and it shall not be construed to be, a novation or accord and satisfaction and, except as expressly modified hereby, the Loan Agreement and the other Loan Documents remain in full force and effect and are hereby ratified and confirmed.

         Section 8. No Waiver. The Agent and the Lenders acknowledge that the Borrower has expressed its intention to submit one or more proposals for the modification of the Borrower's capital structure and the terms of the credit facilities available under the Loan Agreement. The Agent and the Lenders will review, but without any obligation or


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commitment of any kind to accept, any such reasonable proposal made in writing and in good faith by the Borrower. None of this Agreement, the forbearance by the Agent and the Lenders hereunder, the Lenders' continued Revolving Credit Loans to the Borrower in accordance with the terms of the Loan Agreement and this Agreement or the Agent's or the Lenders' review of, or discussions or negotiations with the Borrower or any Affiliate of the Borrower as to, the potential restructuring of the facilities available under the Loan Agreement are intended to be, nor are they nor shall they be deemed to be a waiver of or consent to the Events of Default referred to herein or any other Default or Event of Default. The Borrower agrees that no Default or Event of Default has been waived or released, or shall be considered to have been cured by reason of the Agent and the Lenders entering into this Agreement or performing the terms hereof, including, without being limited to, forbearing from the exercise of available remedies and making further Revolving Credit Loans to the Borrower.

         Section 9. Release; Waiver of Jury Trial. (a) TO INDUCE THE LENDERS AND THE AGENT TO ENTER INTO THIS AGREEMENT, THE BORROWER HEREBY RELEASES EACH LENDER AND THE AGENT, THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND ASSIGNS, FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION AND OTHER LIABILITIES OF ANY KIND, WHETHER MATURED OR UNMATURED OR CONTINGENT, LIQUIDATED OR UNLIQUIDATED, AT LAW OR IN EQUITY, THAT THE BORROWER HAS OR HAS HAD AGAINST ANY LENDER OR THE AGENT.

         (b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

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                                                               BORROWER:

[Corporate Seal]                                               TEXFI INDUSTRIES, N.A.
Attest:

                                                               By: ______________________________________
By:  ______________________________                                Andrew Parise
     Robert P. Ambrosini                                           President and Chief Operations Officer
     Executive Vice President and
     Chief Financial Officer

                                                               AGENT:

                                                               BANKBOSTON, N.A.


                                                               By: ______________________________________
                                                                   Christian B. Colson
                                                                   Managing Director
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                                                               LENDERS:

                                                               BANKBOSTON, N.A.


                                                               By:
                                                                    Christian B. Colson
                                                                    Managing Director

                                                               Address:
                                                                    115 Perimeter Center Place, N.E.
                                                                    Suite 500
                                                                    Atlanta, Georgia  30346
                                                                    Attn:  Christian B. Colson
                                                                    Facsimile No.:  (770) 393-4166

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                                                               THE CIT GROUP/COMMERCIAL
                                                                SERVICES, INC.:


                                                               By:________________________________
                                                                   Name:__________________________
                                                                   Title:_________________________

                                                               Address:
                                                                    Two First Union Center
                                                                    P. O. Box 31307
                                                                    Charlotte, NC  28231-1307
                                                                    Attn:  Keri Wass
                                                                    Facsimile No.:  (704) 339-2910


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                                                               NATIONAL BANK OF CANADA


                                                               By:________________________________
                                                                   Name:__________________________
                                                                   Title:_________________________


                                                               By:________________________________
                                                                   Name:__________________________
                                                                   Title:_________________________

                                                               Address:
                                                                    Two First Union Center
                                                                    Suite 2020
                                                                    Charlotte, NC  28282
                                                                    Attn:  Charles Collie
                                                                    Facsimile No.:  (704) 335-0570

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